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                                  EXHIBIT 11.1

                                ATMEL CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)


                                             THREE MONTHS ENDED        NINE MONTHS ENDED
                                                SEPTEMBER 30,             SEPTEMBER 30,
                                              1997         1996         1997         1996
                                            --------     --------     --------     --------
WEIGHTED AVERAGE SHARES OUTSTANDING FOR
      THE PERIOD

   Common stock                               99,506       98,100       99,299       97,831

   Dilutive employee stock options and
      warrants                                 2,630        2,595        2,443        2,561
                                            --------     --------     --------     --------
TOTAL COMMON AND COMMON EQUIVALENT
      SHARES                                 102,136      100,695      101,742      100,392
                                            ========     ========     ========     ========

NET INCOME                                  $ 30,349     $ 52,878     $ 96,495     $148,078
                                            ========     ========     ========     ========

EARNINGS PER SHARE                          $   0.30     $   0.53     $   0.95     $   1.48
                                            ========     ========     ========     ========



Fully diluted earnings per share does not differ significantly from primary earnings per share.